EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8 No. 333-134741) pertaining to the Union Drilling, Inc. Amended and Restated 2000 Stock Option Plan, 2005 Stock Option Plan and Stock Option Plan and Agreement of Christopher D. Strong, and

(2)	Registration Statement (Form S-3 No. 333-161996) of Union Drilling, Inc.;

of our reports dated March 4, 2011, with respect to the financial statements of Union Drilling, Inc. and the effectiveness of internal control over financial reporting of Union Drilling, Inc. included in this Annual Report (Form 10-K) of Union Drilling, Inc. for the year ended December 31, 2010.

/s/ Ernst & Young LLP

Fort Worth, Texas

March 4, 2011